UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/23/2015

Genesee & Wyoming Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31456

Delaware	06-0984624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

20 West Avenue
Darien, CT 06820
(Address of principal executive offices, including zip code)

203-202-8900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

ITEM 7.01 Regulation FD

As previously announced in April 2011, Genesee and Wyoming Inc.'s Australian subsidiary, Genesee and Wyoming Australia Pty Ltd (GWA) is a party to a rail haulage agreement pursuant to which it serves the Southern Iron mine owned by Arrium Limited (ASX: ARI) (Arrium). Arrium announced today that it is redesigning its mining business and expects to mothball its Southern Iron mine, citing the significant decline in the price of iron ore. During 2014, GWA carried approximately 26,000 carloads of iron ore from the Southern Iron mine, generating approximately A$65 million in freight revenues (or approximately US $52 million, at current exchange rates of A$1.00 = $US 0.80), under a fixed and variable payment structure.   As a result of the announcement, we expect to receive only the fixed portion of the payments under the rail haulage agreement.

GWA also provides switching services to Arrium's Whyalla-based operations serving several iron mines located in the Middleback Range on the Eyre Peninsula, which services are not expected to be materially impacted by the announcement.

Cautionary Statement Regarding Forward-Looking Statements

This filing contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the Company makes the statements and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and the Company cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Readers are cautioned not to place undue reliance on the forward-looking statements included in this filing, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

Date: January 23, 2015	By:	/s/ Timothy J. Gallagher
Timothy J. Gallagher
Chief Financial Officer